UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 23, 2007	333-101960
Date of Report (Date of earliest event reported)	Commission File Number

YUKON GOLD CORPORATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2243048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

55 York Street Suite #401 Toronto, Ontario M5J 1R7
(Address of Principal Executive Offices) (Zip Code)

(416) 865-9790
(Registrant’s telephone number, including area code)

Item 8.01 Other Events

On July 23, 2007 Yukon Gold Corporation, Inc. (the “Company”) revised an agreement (the “Northern Agreement”) with Northern Securities Inc. (“Northern”) acting as agent in connection with a private placement (the “Private Placement”), to increase the Private Placement from CDN$2,000,000 to CDN$2,800,000. The Private Placement will offer CDN$1,500,000 in Units and CDN$1,300,000 of flow-through units (the “Flow-Through Units”). Each Unit will consist of one common share and one-half common share purchase warrant (a “Warrant”). Each Flow-Through Unit will consist of one flow-through common share and one half of a common share purchase warrant where each full warrant will enable its holder to purchase a non-flow-through share (a “Flow-Through Warrant”). The “flow-through” shares entitle Canadian tax payers to certain tax credits which may be offset against Canadian income tax. The closing of the Private Placement is expected to occur in August of 2007. The Private Placement is subject to approval by the Toronto Stock Exchange.

The Units are priced at CDN$0.45 per Unit. Each whole Warrant (two half Warrants together) will be exercisable for one share of the Company’s common stock for a period of 24 months from the closing of the private placement at an exercise price of CDN$0.60 per share.

The Flow-Through Units are priced at CDN$0.52 per Flow-Through Unit. Each whole Flow-Through Warrant will be exercisable into one share of the Company’s common stock for a period of 24 months from the Closing Date at an exercise price of CDN$0.70 per share.

In connection with the Northern Agreement, the Company will pay Northern a commission equal to 8% of the aggregate gross proceeds of the Private Placement and issue to Northern broker warrants in the amount of 8% of the aggregate number of Units and Flow-Through Units purchased through the Private Placement. In addition, Northern will receive a CDN$75,000 due diligence fee.

The Company will not offer any of the securities described herein to U.S. persons. This report on Form 8-K does not constitute an offer for sale of securities in the United States.

Item 9.01            Financial Statements and Exhibits.

Exhibits

99.1                         Agreement dated July 23, 2007 between Northern Securities Inc. and Yukon Gold Corporation, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUKON GOLD CORPORATION, INC.

Date: July 26, 2007	By:	/s/Paul Gorman
Name :Paul Gorman
Title: CEO

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